news
Contact:
Brad Allen
Imation Corp.
651-704-5818
bdallen@imation.com
Imation Reports Q4 Revenue of $459 Million, up 34%
Operating Income of $32 Million, up 30%
Diluted EPS of $0.69 vs. $0.52 in ’05, up 33%
Oakdale, MN (January 25, 2007) — Imation Corp. (NYSE:IMN) today released financial results for the fourth quarter and full year of 2006.
Highlights for Q4:
•	Revenue of $459.0 million for Q4 2006 is up 34 percent compared with Q4 2005 revenue of $343.0 million. Growth was driven by the Memorex acquisition which closed in Q2 2006 and flash media products.

•	Operating income for Q4 2006 of $32.0 million was up 30 percent compared with $24.6 million of operating income in Q4 2005.

•	Diluted earnings per share from continuing operations was $0.69 in Q4 2006, up 33 percent compared with diluted EPS of $0.52 in Q4 2005.
     Frank Russomanno, Acting Chief Executive Officer, President, and Chief Operating Officer for Imation, said: “I am very pleased to share these solid financial results. Our fourth quarter was a strong finish to a successful year, arguably one of the most successful in Imation’s ten year history. Our operating expense ratio set a record low in the quarter, exhibiting the strength of our leverageable business model and we saw gross margin improvement across our major product categories of magnetic, optical and flash products. We demonstrated our ability to grow profitably through a strategic acquisition — Memorex — building on our portfolio of brands. Our successful integration of the acquisition builds on our project management skills and sets a solid platform for future growth initiatives. My thanks to our global team who remained focused on meeting our full year plan as we integrated Memorex. Our 2007 outlook is for continued revenue and earnings growth. We are confident in our business plans and strategic direction and this management team remains committed to building shareholder value.”
     A teleconference is scheduled for 9:00 a.m. CDT today, January 25, 2007. The call-in number is 866-802-4305 (see Webcast and Replay Information at the bottom of this release).

Q4 and FY 2006 and 2005 Financial Highlights

(Dollars in millions, except per share amounts)	Q4 06	Q4 05	FY 06	FY 05
Net Revenue	$459.0	$343.0	$1,584.7	$1,258.1
Gross Profit	$92.4	$74.1	$344.1	$302.1
% of Revenue	20.1%	21.6%	21.7%	24.0%
SG&A	$46.9	$36.1	$174.0	$146.3
% of Revenue	10.2%	10.5%	11.0%	11.6%
R&D	$12.3	$12.2	$50.0	$51.3
% of Revenue	2.7%	3.6%	3.2%	4.1%
Restructuring and Other	$1.2	$1.2	$11.9	$1.2
Operating Income	$32.0	$24.6	$108.2	$103.3
% of Revenue	7.0%	7.2%	6.8%	8.2%
Income from Continuing Operations	$24.4	$18.4	$75.2	$81.8
Diluted Earnings per Share:
Continuing Operations	$0.69	$0.52	$2.14	$2.36
Discontinued Operations	$—	$—	$0.03	$0.18
Net Income	$0.69	$0.52	$2.17	$2.54
Operating Cash Flows	$5.6	$40.4	$97.5	$87.7
Reconciliation of GAAP to Adjusted Results

	Q4 06		Q4 05
		Diluted EPS		Diluted EPS
	Operating	from Cont.	Operating	from Cont.
(Dollars in millions, except per share amounts)	Income	Ops.	Income	Ops.
As Reported — GAAP	$32.0	$0.69	$24.6	$0.52

Incremental Stock-Based Compensation	2.7	0.05	—	—
Restructuring and Other	1.2	0.02	1.2	0.02
Tax Benefit	—	(0.08)	—	—

Subtotal	3.9	(0.01)	1.2	0.02

Adjusted — Non-GAAP	$35.9	$0.68	$25.8	$0.54

	FY 06		FY 05
		Diluted EPS		Diluted EPS
	Operating	from Cont.	Operating	from Cont.
	Income	Ops.	Income	Ops.
As Reported — GAAP	$108.2	$2.14	$103.3	$2.36

Incremental Stock-Based Compensation	9.7	0.17	—	—
Restructuring and Other	11.9	0.21	1.2	0.02
Tax Benefits	—	(0.11)	—	(0.35)

Subtotal	21.6	0.27	1.2	(0.33)

Adjusted — Non-GAAP	$129.8	$2.41	$104.5	$2.03
Comparison of GAAP to Non-GAAP Financial Measures
     The impact of the incremental stock-based compensation, tax benefits, and restructuring and other expense is provided to assist an investor’s understanding of the impact of these components on our actual results of operations when compared with prior periods. We believe this will assist investors in making an evaluation of our performance against prior periods on a comparable basis by adjusting for these items. This information should not be construed as an alternative to the reported results which have been determined in accordance with accounting principles generally accepted in the United States of America.

     Net Revenue was $459.0 million for Q4 2006, up 33.8 percent from Q4 2005 driven by the Memorex acquisition as well as growth in flash media products. Revenue for full year 2006 was $1,584.7 million, up 26.0 percent from revenue of $1,258.1 million for full year 2005 driven by the Memorex acquisition as well as growth in optical, mid-range tape and flash media products. Revenue in the Americas segment, which represented 57 percent of total revenue in Q4 2006, was up more than 75 percent from the comparable period a year ago driven by the Memorex acquisition and growth in flash products. We also saw slight growth in the Europe segment, which represented 32 percent of total revenue in the quarter. Revenue from the APAC segment declined slightly and represented 11 percent of total revenue in the quarter.
     Gross Margin of 20.1 percent for Q4 2006 was down from 21.6 percent in Q4 2005 due to product mix shifts as anticipated, partially offset by improved gross margins across the major product categories of optical, magnetic and flash media products. For the years ended December 31, 2006 and 2005, gross margin was 21.7 percent and 24.0 percent, respectively.
     Selling, General & Administrative (SG&A) spending was $46.9 million or 10.2 percent of revenue in Q4 2006, which represents a record low as a percent of revenue, compared with $36.1 million or 10.5 percent of revenue in Q4 2005. The increase in total expense was due to the addition of Memorex SG&A expense, intangible asset amortization and incremental stock-based compensation expense, partially offset by spending declines. For the years ended December 31, 2006 and 2005, SG&A spending was $174.0 million or 11.0 percent of revenue and $146.3 million or 11.6 percent of revenue, respectively.
     Research & Development (R&D) spending of $12.3 million or 2.7 percent of revenue in Q4 2006 compared with $12.2 million or 3.6 percent of revenue reported in Q4 2005. For the years ended December 31, 2006 and 2005, R&D spending was $50.0 million and $51.3 million, respectively.
     Operating Income for Q4 2006 was $32.0 million, up 30.1 percent from operating income of $24.6 million reported in Q4 2005. Operating income in Q4 2006 included incremental stock-based compensation expense of $2.7 million resulting from the adoption of FAS 123(R) at the beginning of 2006 as well as restructuring and other expense of $1.2 million. Operating income in Q4 2005 had no similar stock-based compensation expense, but did have restructuring and other expense of $1.2 million. Excluding stock-based compensation and restructuring and other expense noted above, Q4 2006 operating income would have been $35.9 million.
     Operating income for the full year was $108.2 million in 2006 compared with operating income of $103.3 million for full year 2005 and included restructuring and other expense of $11.9 million associated with the Memorex acquisition integration and actions taken to simplify organizational structure. Operating income for the year ended December 31, 2006 also included incremental stock-based compensation expense of $9.7 million. Operating income for full year 2005 had no similar stock-based compensation expense, but did have restructuring and other expense of $1.2 million. Excluding restructuring and stock-based compensation expense noted above, operating income would have been $129.8 million for the year ended December 31, 2006 (see table entitled Reconciliation of GAAP to Adjusted Results above).
     Other Income/Expense and Taxes: Other income of $0.9 million in Q4 2006 and $3.6 million for full year 2006 is compared with $2.4 million and $3.4 million for the comparable periods of 2005. The decline in other income during the quarter was due to the reduction of interest income as a result of the cash used for the Memorex acquisition. The tax rate in Q4 2006 was 26 percent compared with 32 percent in Q4 2005. The reduction relates to a one-time net tax benefit of $2.8 million, or $0.08 per diluted share, recorded in Q4 2006. The full year tax rate for 2006 was 33 percent compared with 23 percent for 2005. The 2005 rate includes a tax benefit of $12 million, or $0.35 per diluted share, related to the favorable resolution of a tax matter in Q1 2005.
     Diluted Earnings per Share from continuing operations was $0.69 for Q4 2006 and included incremental stock-based compensation expense of $0.05 per share and $0.08 per share from a tax benefit compared with $0.52 diluted EPS in Q4 2005. Both periods included restructuring and other expense of $0.02 per share. Diluted EPS from continuing operations was $2.14 for full year 2006 and included incremental stock-based compensation expense of $0.17 and restructuring and other expense of $0.21, partially offset by a net tax benefit of $0.11 compared with diluted EPS of $2.36 for full year 2005 which included a tax benefit of $0.35 per share (see table entitled Reconciliation of GAAP to Adjusted Results above).
     Cash Flow, Working Capital and Balance Sheet: Cash flow generated from operations totaled $5.6 million for the quarter and was reduced by $10 million due to timing of certain cash payments that reversed from the third quarter as discussed at that time, as well as seasonal working capital increases due mainly to our larger presence in retail channels from the Memorex acquisition. For the year ended December 31, 2006, operating cash flow was $97.5 million, representing nearly 30 percent of the Memorex acquisition cost. Ending cash and cash equivalents of $252.5 million as of December 31, 2006 decreased by $230.5 million from December 31, 2005, driven by the payment of $329.3 million related to the Memorex acquisition partially offset by cash generated from operations. Capital spending was $3.9 million for Q4 2006 and $16.0 million for full year 2006. Depreciation and amortization was $10.3 million for Q4 2006 and $38.4 million for full year 2006.

2007 Business Outlook
This business outlook is subject to the risks and uncertainties described below.

•	Revenue for 2007 is estimated to be in the range of $1.775 billion to $1.825 billion, which represents growth of approximately 12 percent to 15 percent over 2006.

•	Operating income for 2007, including restructuring, is estimated to be in the range of $124 million to $129 million. We currently anticipate restructuring expense of approximately $1 million for 2007.

•	Diluted EPS from continuing operations for 2007 is estimated to be in the range of $2.29 to $2.42 and includes restructuring expense of $0.02 per share.

•	Capital spending for 2007 is targeted to be in a range of $15 million to $20 million.

•	The tax rate for 2007 is currently anticipated to be in a range of 36 percent to 38 percent, absent any one-time items that may occur.

•	Depreciation and amortization for 2007 is targeted to be approximately $40 million.
Webcast and Replay Information
     A live webcast of Imation Corp.’s fourth quarter teleconference will be available on the Internet on a listen-only basis at http://www.ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 12:00 PM Central Daylight Time on January 25, 2007 until 5:00 PM Central Daylight Time on January 30, 2007 by dialing 866-837-8032 (access code 1013424). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
About Imation Corp.
     Imation Corp. is the only company in the world solely focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. With more than 50 years of data storage leadership beginning with the development of the world’s first computer tape, Imation proudly marked its tenth anniversary as an independent company during 2006. In addition to the Imation brand, Imation Corp.’s global brand portfolio includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Additional information about Imation is available at www.imation.com or by calling 1-888-466-3456.
Imation, the Imation logo, Memorex, and “Is it live or is it Memorex?” are trademarks of Imation Corp. and its subsidiaries. All other trademarks are the property of their respective owners.
Risk and Uncertainties
     Certain information contained in this press release which does not relate to historical financial information, including the Business Outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully complete integration of the Memorex acquisition and achieve anticipated benefits and synergies; our ability to successfully defend our intellectual property, including the Memorex brand and patent licenses and the Philips patent cross license; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits from the Moser Baer and other strategic relationships, including the Global Data Media joint venture and Exabyte relationships; the competitive pricing environment and its possible impact on inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation including the Philips litigation; our ability to secure adequate supply of certain high demand products; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net revenue	$459.0	$343.0	$1,584.7	$1,258.1
Cost of goods sold	366.6	268.9	1,240.6	956.0

Gross profit	92.4	74.1	344.1	302.1
Operating expense:
Selling, general and administrative	46.9	36.1	174.0	146.3
Research and development	12.3	12.2	50.0	51.3
Restructuring and other	1.2	1.2	11.9	1.2

Total	60.4	49.5	235.9	198.8
Operating income	32.0	24.6	108.2	103.3
Other (income) and expense:
Interest income	(2.7)	(3.9)	(12.6)	(11.6)
Interest expense	0.3	0.2	1.0	0.7
Other, net	1.5	1.3	8.0	7.5

Total	(0.9)	(2.4)	(3.6)	(3.4)
Income from continuing operations before income taxes	32.9	27.0	111.8	106.7
Income tax provision	8.5	8.6	36.6	24.9

Income from continuing operations	24.4	18.4	75.2	81.8
Discontinued Operations:
Income from operations of discontinued business, net of income taxes	—	—	—	1.5
Gain on disposal of discontinued business, net of income taxes	—	—	1.2	4.6

Income from discontinued operations net of income taxes	—	—	1.2	6.1
Net income	$24.4	$18.4	$76.4	$87.9

Basic earnings per common share:
Continuing operations	$0.70	$0.54	$2.17	$2.41
Discontinued operations	$—	$—	$0.03	$0.18
Net income	$0.70	$0.54	$2.21	$2.59
Diluted earnings per common share:
Continuing operations	$0.69	$0.52	$2.14	$2.36
Discontinued operations	$—	$—	$0.03	$0.18
Net income	$0.69	$0.52	$2.17	$2.54
Weighted average basic shares outstanding	34.7	34.2	34.6	33.9
Weighted average diluted shares outstanding	35.3	35.1	35.2	34.6
Cash dividend per share	$0.14	$0.12	$0.54	$0.46

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents*	$252.5	$483.0
Accounts receivable, net	308.1	194.7
Inventories	258.0	134.9
Other current assets*	58.3	75.6

Total current assets	876.9	888.2
Property, plant and equipment, net	178.0	195.0
Other assets	333.5	63.0

Total assets	$1,388.4	$1,146.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$227.3	$131.8
Accrued payroll	23.7	22.2
Other current liabilities	140.6	91.1

Total current liabilities	391.6	245.1
Other liabilities	50.5	45.8
Shareholders’ equity	946.3	855.3

Total liabilities and shareholders’ equity	$1,388.4	$1,146.2

*	Certain of the Company’s funds were in active cash management as of December 31, 2005, and were thus classified in other current assets. None of the Company’s funds were in active cash management as of December 31, 2006. Total cash and cash equivalents plus these investments were as follows:

	December 31,	December 31,
	2006	2005
	(Unaudited)
Cash and cash equivalents	$252.5	$483.0
Cash investments	—	24.6

Total cash and other cash investments	$252.5	$507.6

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Q4 2006		Q4 2005		% Change
	Rev $	% Total	Rev $	% Total
Americas	261.9	57.1%	149.3	43.5%	75.4%
Europe	144.8	31.5%	139.5	40.7%	3.8%
APAC	52.3	11.4%	54.2	15.8%	-3.5%

Total	459.0	100.0%	343.0	100.0%

	Rev $	% Total	Rev $	% Total
Magnetic	167.4	36.5%	180.2	52.5%	-7.1%
Optical	207.3	45.2%	133.0	38.8%	55.9%
Flash	53.9	11.7%	17.9	5.2%	201.1%
Other	30.4	6.6%	11.9	3.5%	155.5%

Total	459.0	100.0%	343.0	100.0%

	Op Inc $	OI %	Op Inc $	OI %
Americas	36.0	13.7%	24.7	16.5%	45.7%
Europe	12.4	8.6%	16.7	12.0%	-25.7%
APAC	3.7	7.1%	0.9	1.7%	311.1%
Corp/Unallocated (1)	(20.1)	NM	(17.7)	NM	NM

Total	32.0	7.0%	24.6	7.2%

	FY 2006		FY 2005
	Rev $	% Total	Rev $	% Total
Americas	838.9	52.9%	577.3	45.9%	45.3%
Europe	524.3	33.1%	456.2	36.2%	14.9%
APAC	221.5	14.0%	224.6	17.9%	-1.4%

Total	1,584.7	100.0%	1,258.1	100.0%

	Rev $	% Total	Rev $	% Total
Magnetic	660.8	41.7%	700.5	55.7%	-5.7%
Optical	680.3	42.9%	450.7	35.8%	50.9%
Flash	146.6	9.3%	57.8	4.6%	153.6%
Other	97.0	6.1%	49.1	3.9%	97.6%

Total	1,584.7	100.0%	1,258.1	100.0%

	Op Inc $	OI %	Op Inc $	OI %
Americas	128.9	15.4%	108.0	18.7%	19.4%
Europe	48.1	9.2%	51.3	11.2%	-6.2%
APAC	17.1	7.7%	16.1	7.2%	6.2%
Corp/Unallocated (1)	(85.9)	NM	(72.1)	NM	NM

Total	108.2	6.8%	103.3	8.2%

(1)	Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense and restructuring and other expenses that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)
Operations & Cash Flow — Additional Information

	Three Months Ended		Years Ended
(Dollars in millions)	December 31,		December 31,
	2006	2005	2006	2005
Gross Profit	$92.4	$74.1	$344.1	$302.1
Gross Margin %	20.1%	21.6%	21.7%	24.0%
Operating Income	$32.0	$24.6	$108.2	$103.3
Operating Income %	7.0%	7.2%	6.8%	8.2%
Capital Spending	$3.9	$6.9	$16.0	$21.6
Depreciation	$7.1	$7.6	$29.1	$33.0
Amortization	$3.2	$0.9	$9.3	$5.3
Tax Rate %	26%	32%	33%	23%
Asset Utilization Information *

	December 31,	December 31,
	2006	2005
Days Sales Outstanding (DSO)	56	46
Days of Inventory Supply	72	56
Debt to Total Capital	0.0%	0.0%
Other Information

Approximate employee count as of December 31, 2006:	2,070
Approximate employee count as of December 31, 2005:	2,100
Book value per share as of December 31, 2006:	27.19
Shares used to calculate book value per share (millions):	34.8
In the fourth quarter of 2006, Imation did not repurchase any shares of its stock.
Authorization for repurchase of 2.4 million shares remains outstanding as of December 31, 2006.
*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.